EXHIBIT 99.1

                                          For Release: July 17, 2003
                                          Contact: Rosemary Scorse
                                          802/865-1838

      Merchants Bancshares, Inc. Announces 2003 Second Quarter Results,
                        Increases Quarterly Dividend

SOUTH BURLINGTON, VT - Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $3.04 million or diluted earnings per share of 49 cents for the quarter ended June 30, 2003, compared to net income of $3.02 million, or 48 cents per diluted share for the same quarter of the previous year. The return on average assets was 1.39% and the return on average equity was 14.38% for the second quarter of 2003, compared to 1.50% and 15.53%, respectively, for the second quarter of 2002. Merchants declared a dividend on July 17, 2003, of 27 cents per share payable August 14, 2003, to shareholders of record as of July 31, 2003.

"We are experiencing continued pressure on our margin," said Merchants President and CEO, Joseph L. Boutin. "We have seen quarterly yields on earning assets decrease by 89 basis points since the second quarter of last year, while the cost of our interest bearing liabilities has decreased by 59 basis points." In the second quarter of 2003 the net interest margin was 4.55%, compared to 4.95% for the second quarter of 2002; the margin was 4.61% year-to-date compared to 4.93% for the first six months of 2002. However, net interest income was slightly higher for the second quarter of 2003 compared to 2002, and was $136 thousand higher for the first six months of 2003 compared to the first six months of last year.

The increase in the margin dollars is a result of growth in average deposits and loans over the second quarter of last year of 7.2% and 13.2% respectively. "We have seen a significant increase in loan demand for the first six months of this year. Residential mortgage volume, as a result of the introduction of our ten-year fully amortizing mortgage, increased threefold over last year.
As a portfolio lender we are cognizant of the potential adverse impact 30-year mortgages could have on future revenue streams. Our 30-year mortgage volume has been modest. For the first six months the majority of our new mortgages had maturities of 10 years or less," continued Boutin.

Quarter-end loan balances were $541 million, an increase of $45.1 million over year-end loan balances, and an annualized growth rate of 18.2%. Quarter-end deposits were $789 million, an increase of $34.2 million over year-end deposit balances, and an annualized growth rate of 9.0%. "Commercial loan activity has been strong as a result of our active calling program. This, coupled with our ten-year mortgage product, has contributed to our strong loan growth during the first half of the year. We continue to have success with our deposit gathering activities, which have helped to fund this dramatic increase in loan volume. At the same time we have redeployed our short-term cash into our investment portfolio which, at June 30, 2003, was $299 million," said Boutin. Although Merchants has experienced strong balance sheet growth during the first half of 2003, it expects to experience continued margin compression during the year as a result of the current prolonged low interest rate environment.

Nonperforming assets at June 30, 2003, were $4.32 million, or 0.48% of total assets. This is an increase of $562 thousand over the year-end balance of $3.76 million, and a decrease of $424 thousand from first quarter balance of $4.74 million. "Credit quality remains at acceptable levels. The economic environment continues to present significant challenges for a number of our customers, but for the most part they are capably managing their way through this slowdown. We would expect the


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make-up of the nonperforming group to be dynamic, with individual loans that comprise this category changing from quarter to quarter," said Boutin. Merchants is in the process of completing a loan sale, which is expected to close during the third quarter of 2003. Of the $2.1 million in total book balances to be sold, $900 thousand are classified as nonperforming.

The allowance for loan losses is reviewed by management quarterly and continues to be deemed adequate under current market conditions. At June 30, 2003, the allowance stood at $7.89 million, 1.46% of total loans and 183% of nonperforming loans. Merchants recorded charge-offs of $681 thousand and recoveries of $71 thousand during the first six months of 2003. Since 1999, Merchants has recorded its recoveries on previously charged off obligations as a negative loan loss provision. As a result of declines in the unallocated portion of the allowance, Merchants has discontinued its practice of recording these recoveries as negative loan loss provisions. The amount of the negative provision for the first six months of last year was $614 thousand.

Total noninterest income increased $1.02 million from the second quarter of 2002 to the second quarter of 2003, and by $1.36 million for the first six months of 2003 compared to 2002. Excluding net gains on sales of investments, total noninterest income increased $392 thousand from the second quarter of 2002 to the second quarter of 2003 and by $513 thousand for the first six months of 2003 compared to 2002. The increase is due primarily to increases in net ATM and debit card revenue and overdraft service charge revenue. Merchants' ATM/debit card revenue, net of expenses, increased $72 thousand for the second quarter of 2003 and $97 thousand for the first six months of 2003 compared to the first six months of 2002.

Merchants' overdraft fee revenue increased $155 thousand from $1.21 million for the first six months of 2002 to $1.37 million during the first six months of 2003; and increased $50 thousand for the second quarter of 2003 compared to 2002. Merchants Trust Company income for the second quarter of this year was $81 thousand less than the same quarter of 2002, and was $125 thousand less than 2002 for the first six months of the year. This decrease was primarily due to continuing reductions in asset market values, changes in the Trust Company's fee schedule and the realignment of resources as a result of the decision made in 2002 to discontinue brokerage advisory and discount brokerage services.

Total noninterest expense increased $761 thousand from $7.05 million to $7.82 million for the second quarter of 2003 compared to 2002, and by $1.23 million for the first six months of the year. Merchants has continued its salary administration project, which began with branch staff in 2002 and is continuing with back office staff this year. Related salary increases are being phased in over the course of 2003. The salary administration project has contributed to the increase in salaries and employee benefits of $380 thousand for the second quarter of this year and $636 thousand year to date compared to last year. Additionally, Merchants is continuing to experience increases in its pension plan expense primarily due to decreases in the market value of plan assets.

Occupancy and Equipment expenses increased by $140 thousand for the second quarter of 2003 compared to 2002, and by $203 thousand for the first six months of 2003. This increase is due to increased software maintenance costs, and normal increases in building maintenance and rental expenses. Merchants anticipates that there may be additional expense increases related to its network server infrastructure and desktop computer upgrade, which is expected
to be completed by the second quarter of 2004.   Approximately $200 thousand
of the total estimated $2.07 million cost will be expensed during 2003 and 2004, the balance of the cost of the project will be capitalized and depreciated over three to five years. Merchants' equity in losses of real


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estate limited partnerships increased $72 thousand for the second quarter and $156 thousand for the first six months of 2003 compared to 2002 as Merchants continued to invest in community-based affordable housing partnerships. Merchants finds these investments attractive because they provide an opportunity for the Bank to invest in affordable housing in the communities in which it does business, as well as providing federal tax credits which can be used as an offset to the income tax provision.

Merchants' marketing expenses increased by $96 thousand for the second quarter of 2003 compared to 2002 and by $147 thousand for the first six months of the year. Sales of its premier product, Free Checking for Life(R), increased by 24% throughout its existing franchise over the same period as last year and balances in Free Checking for Life(R) accounts increased 22% over the same period one year ago. Merchants' St. Albans, VT, branch, opened in a temporary location in April 2003, is one of the top five sales branches based on average weekly sales. Merchants expects to occupy its permanent
St. Albans location during the fourth quarter of 2003 and plans to open its new location in White River Junction, VT, during the third quarter of 2003.

Mr. Boutin, Mr. Mike Tuttle, Chief Operating Officer and Ms. Janet Spitler, Chief Financial Officer, will host a conference call to discuss these earnings results at 9:00 a.m. Eastern Time on Friday, July 18, 2003. Interested parties may participate in the conference call by dialing 888-273-9891, the title of the call is Earnings Release Conference Call for Merchants Bank. Participants are asked to call in a few minutes prior to the call in order to register. A replay will be available through July 25, 2003. The replay dial-in number is 800-475-6701 and the replay access code is 689478.

The mission of Merchants Bank is to provide best-in-class community banking services to Vermonters. This commitment is fulfilled through a community, branch-based, system that includes 34 bank offices throughout the state of Vermont, employees dedicated to quality customer service, and innovative banking products such as Free Checking for Life(R), MoneyLYNX(R) money market accounts, and CommerceLYNX(R) business banking products. Merchants Bank also includes a trust and investment division, known as Merchants Trust Company, serving individuals and institutions. Total assets of Merchants are $898 million. For more information about Merchants Bank visit our website at www.mbvt.com. Merchants stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC.

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. Forward-looking statements should not be relied on since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Merchants' control and which could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include changes in general economic conditions in Vermont, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within Merchants' markets, and changes in the financial condition of Merchants' borrowers. The forward-looking statements contained herein represent Merchants' judgment as of the date of this report, and the Company cautions readers not to place undue


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reliance on such statements.  For further information, please refer to
Merchants' reports filed with the Securities and Exchange Commission.


                         Merchants Bancshares, Inc.
                            Financial Highlights
                     For the period ended June 30, 2003
               (In thousands except share and per share data)


                                               06/30/03        12/31/02        06/30/02        12/31/01

Balance Sheets - Period End
Total Assets                                  $  897,873      $  854,495      $  818,676      $  800,467
Loans                                            540,670         495,588         474,322         479,685
Allowance for Loan Losses ("ALL")                  7,887           8,497           8,795           8,815
Net Loans                                        532,783         487,091         465,527         470,870
Investment Securities                            298,912         270,215         273,410         212,454
Fed Funds Sold and Securities Purchased
   Under Resale Agreements                           513          31,500          16,000          51,000
Other Real Estate Owned                               --              57             353             225
Other Assets                                      65,665          65,632          63,386          65,918
Deposits                                         789,432         755,274         727,774         711,812
Short-term Borrowings                              1,661           4,000           3,396           1,248
Long-term Debt                                     6,257           2,377           2,216           2,453
Other Liabilities                                 14,721          10,086           4,695           9,391
Stockholders' Equity                              85,802          82,758          80,595          75,563
Balance Sheets - Quarter-to-Date Averages
Total Assets                                  $  871,836      $  844,656      $  806,187      $  795,397
Loans                                            534,569         491,494         472,159         478,265
Allowance for Loan Losses                          8,310           8,678           8,907           9,680
Net Loans                                        526,259         482,816         463,252         468,585
Investment Securities                            270,693         276,056         262,305         206,529
Interest Earning Assets                          820,914         788,098         755,520         744,193
Total Deposits                                   771,355         748,585         719,294         707,790
Borrowings                                         8,604           5,065           3,567           4,984
Interest Bearing Liabilities                     686,874         655,914         632,907         619,543
Stockholders' Equity                              84,570          84,574          77,711          74,986
Ratios and Supplemental Information
Book Value Per Share                          $    13.89      $    13.39      $    13.06      $    12.32
Tier I Leverage Ratio                               9.21%           9.51%           9.51%           9.12%
Period End Common Shares Outstanding           6,178,896       6,178,438       6,169,173       6,132,533
Credit Quality - Period End
Nonperforming Loans ("NPLs")                  $    4,318      $    3,699      $    2,390      $    2,610
Nonperforming Assets ("NPAs")                      4,318           3,756           2,743           2,835
NPLs as a % of Total Loans                          0.80%           0.75%           0.50%           0.54%
NPAs as a % of Total Assets                         0.48%           0.44%           0.34%           0.35%
ALL as a % of NPLs                                   183%            230%            368%            338%


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

                                                    For the Three                    For the Six
                                                        Months                          Months
                                                    Ended June 30,                  Ended June 30,
                                                 2003            2002            2003            2002

Interest Income
Interest and Fees on Loans                    $    8,304      $    8,527      $   16,336      $   17,183
Interest on Investments                            3,072           3,616           6,364           7,091
Total Interest Income                             11,376          12,143          22,700          24,274
Interest Expense
Deposits                                           2,006           2,808           4,103           5,845
Short-term Borrowings                                 11               4              13              14
Long-term Debt                                        45              20              72              39
Total Interest Expense                             2,062           2,832           4,188           5,898
Net Interest Income                                9,314           9,311          18,512          18,376
Provision for Loan Losses                             --            (181)             --            (614)
Net Interest Income After Provision for
   Loan Losses                                     9,314           9,492          18,512          18,990
Noninterest Income
Trust Company Income                                 369             450             714             839
Service Charges on Deposits                        1,097           1,031           2,147           1,953
Gain (Loss) on sale of investments, Net              626              --             843              --
Other                                                657             250           1,126             682
Total Noninterest Income                           2,749           1,731           4,830           3,474
Noninterest Expense
Salaries and Employee Benefits                     3,813           3,433           7,630           6,994
Occupancy and Equipment Expenses                   1,336           1,196           2,628           2,425
Legal and Professional Fees                          385             423             696             749
Marketing                                            357             261             658             511
Equity in Losses of Real Estate
   Limited Partnerships                              401             329             803             647
Expenses Other Real Estate Owned                      35              44              59              75
Other                                              1,488           1,368           2,912           2,760
Total Noninterest Expense                          7,815           7,054          15,386          14,161
Income Before Income Taxes                         4,248           4,169           7,956           8,303
Income Taxes                                       1,208           1,152           2,182           2,280
Net Income                                    $    3,040      $    3,017      $    5,774      $    6,023
Ratios and Supplemental Information
Weighted Average Common Shares Outstanding     6,182,218       6,162,327       6,182,335       6,153,185
Weighted Average Diluted Shares Outstanding    6,237,085       6,246,939       6,237,202       6,237,797
Basic Earnings Per Common Share               $     0.49      $     0.49      $     0.93      $     0.98
Diluted Earnings Per Common Share                   0.49            0.48            0.93            0.97
Return on Average Assets                            1.39%           1.50%           1.44%           1.50%
Return on Average Stockholders' Equity             14.38%          15.53%          14.75%          15.61%
Net Interest Rate Spread                            4.36%           4.66%           4.41%           4.62%
Net Interest Margin                                 4.55%           4.95%           4.61%           4.93%
Efficiency Ratio (1)                               62.02%          57.67%          62.25%          58.71%


<F1>  The efficiency ratio excludes amortization of intangibles, OREO expenses, gain/loss on sale of securities, and state franchise taxes.

Note: As of June 30, 2003, the Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $6.4 million.

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